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                             CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE (THIS "CONVERTIBLE NOTE") HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND LAWS OR AN OPINION OF COUNSEL REASONABLE ACCEPTABLE TO BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

$2,750,000                                                      January 30, 1997

    FOR VALUE RECEIVED, NOR'WESTER BREWING COMPANY, an Oregon corporation ("BORROWER") hereby promises to pay to the order of UNITED BREWERIES OF AMERICA, INC., a Delaware corporation, or its successors or assigns ("PURCHASER"), the principal sum of TWO MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($2,750,000) or, if less, the aggregate unpaid principal amount of all Advances (including the Existing Advance) made by Purchaser to Borrower pursuant to the Credit Agreement (as hereinafter defined), and interest accrued thereon as described in
Section 3 below all in accordance with the terms and conditions set forth herein. This Convertible Note is the Convertible Note referred to in that certain Credit Agreement, dated as of January 30, 1997, by and between Borrower and Purchaser (the "CREDIT AGREEMENT") and is subject to the terms and conditions of the Credit Agreement, including the rights of prepayment and the rights of acceleration of maturity set forth therein. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

    1. ADVANCES. Advances made to Borrower under this Convertible Note shall be made in accordance with the terms and conditions set forth in the Credit Agreement. Borrower hereby authorizes Purchaser to record on the schedule(s) to be annexed to this Convertible Note the date and amount of each Advance (including the Existing Advance) and agrees that all such notations shall constitute prima facie evidence of the matters noted.

    2. PRINCIPAL PAYMENT. All outstanding principal under this Convertible NOTE shall be due and payable in one lump sum on the earliest to occur of (i) August 29, 1997, (ii) sixty (60) days after the termination of the Investment Agreement or (iii) acceleration of this Convertible Note by Purchaser pursuant to an Event of Default (and, if applicable, the expiration of the sixty (60) day period as provided in the Credit Agreement) (each a "PAYMENT EVENT"). Subject to the automatic conversion of this Convertible Note described in in Section 5 below, all payments of principal under this Convertible Note are payable in lawful money of the United States to Purchaser sent to Purchaser's address as indicated in the Credit Agreement, or to such other place as Purchaser may designate in writing, in same day or immediately available funds not later than 12:00 noon on the date when due. Any

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amounts not paid when due hereunder shall ear interest at a rate per annum equal to the Interest Rate (as hereinafter defined) plus three percent (3.00%).

    3. INTEREST. Interest shall accrue on the unpaid principal balance of this Convertible Note outstanding from time to time at a rate per annum equal to Eleven and One-Quarter percent (11.25%) (the "INTEREST RATE"). All computations of interest under this Convertible Note shall be based on a year of 365 or 366 days, as applicable, for the actual number of days elapsed. All accrued interest under this Convertible Note shall be due in payable in on lump sum on the occurrence of a Payment Event.

    4.   PREPAYMENTS.  This Convertible Note may not be prepaid.

    5. AUTOMATIC CONVERSION. Notwithstanding the payment provisions set forth in Section 2 above, upon the Closing, the outstanding principal under this Convertible Note shall automatically convert into Two Million Four Hundred Ninety-Nine Thousand Six Hundred Sixty-Four (2,497,184) shares of Common Stock of UCB. On and after such automatic conversion and payment by Borrower of all accrued interest in accordance with Section 3 above, this Convertible Note shall be deemed to be no longer outstanding, and all rights with respect hereto shall forthwith cease and terminate, except the right of Purchaser to receive the Common Stock of UCB to which it shall be entitled upon conversion hereof. Any such conversion shall be deemed to have been made immediately prior to the close of business on the date of conversion, and Purchaser upon such conversion shall be treated for all purposes as the record holder of such Common Stock upon such date.

    6. MAXIMUM AMOUNT. Notwithstanding anything in this Convertible Note, the Credit Agreement or any other Credit Document to the contrary, nothing contained in this Convertible Note, the Credit Agreement or any other Credit Document shall be deemed to require the payment by Borrower of interest on the indebtedness evidenced by this Convertible Note in excess of the amount which Purchaser may lawfully contract to charge under applicable usury and other laws (the "MAXIMUM LEGAL RATE"). All agreements between Borrower and Purchaser are expressly limited so that in no contingency or event shall the amount paid or agreed to be paid by Borrower hereunder exceed the Maximum Legal Rate. If, under any circumstances whatsoever, the fulfillment of any obligation under this Convertible Note, the Credit Agreement or any other Credit Document shall involve exceeding the Maximum Legal Rate, the obligation to be fulfilled by Borrower shall be reduced to the minimum amount required so that such obligation shall not exceed the Maximum Legal Rate. This Section 6 shall control every other provision of this Convertible Note, the Credit Agreement and any other Credit Document.

    7. GOVERNING LAW. This Convertible Note shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.

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    IN WITNESS WHEREOF, the undersigned have executed and delivered this
Convertible Note as of the date first above written.


                                  NOR'WESTER BREWING COMPANY,
                                  an Oregon corporation


                                  /s/ James W. Bernau
                                  -----------------------------------
                                  Name:  James W. Bernau
                                  Title:  President


ACCEPTED AND AGREED TO:

UNITED BREWERIES OF AMERICA, INC.
a Delaware corporation


/s/ Vijay Mallya
-----------------------------------
Name:  Vijay Mallya
Title:  Chairman and Chief Executive Officer